Exhibit 10.10

RIGHT OF FIRST OFFER AGREEMENT

THIS RIGHT OF FIRST OFFER AGREEMENT (this “Agreement”), is made as of the 10th day of July, 2013, by and between N.T. BRINKMAN, INC., a Virginia corporation (“Offeror”), and CHP PARTNERS, LP, a Delaware limited partnership (“Offeree”).

BACKGROUND

A. Certain affiliates of Offeror and Offeree have entered into that certain Agreement of Sale and Purchase dated as of April 3, 2013, as amended from time to time, with respect to certain assets more particularly described therein (the “Purchase Agreement”).

B. The execution of this Agreement was a material inducement to Offeree to enter into the Purchase Agreement.

C. Offeror has been benefitted by the consummation of the transactions contemplated by the Purchase Agreement.

D. Offeror has agreed to grant to Offeree a right of first offer/opportunity to purchase any Medical Office Building developed by Offeror or any Affiliate thereof (as such term is defined in the Purchase Agreement) within a one mile radius of 7557B Dannaher Drive, Powell, Tennessee 37849, 7557B Dannaher Drive, Powell, Tennessee 37849, 120 Hospital Drive, Jefferson City, Tennessee 37820, or 900 East Oak Hill Avenue, Knoxville, Tennessee 37917 (a “ROFO Facility”), under the terms and provisions of this Agreement.

E. Offeror and Offeree or its affiliate, have entered into that certain Management Agreement dated as of the date hereof pursuant to which Offeror has been engaged to manage certain facilities more particularly described therein for a term of five (5) years following the Closing (the “Management Agreement”).

F. The execution of the Management Agreement was a material inducement to Offeror to enter into the Purchase Agreement.

G. The parties hereto have agreed to document in further detail the foregoing rights of first offer/opportunity, all as more completely set forth herein.

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10) and for other good and valuable consideration, the receipt and sufficiency of which are hereby accepted, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Definitions.

(a)	“Ambulatory Surgery Center” means a building that is used primarily to provide outpatient surgical services to patients not requiring hospitalization.

(b)	“Imaging Center” means a building that is used primarily to provide x-ray, computed tomography (CT or CAT), magnetic resonance imaging (MRI), positron emission tomography (PET), fluoroscopy, radiography, ultrasound, mammography or other imaging services.

(c)	“Medical Office Building” shall mean a building that is used primarily by physicians to examine and consult with patients. The following facilities shall not be considered Medical Office Buildings: Ambulatory Surgery Centers, Imaging Centers, rehabilitation centers, long term acute care hospitals or specialty hospitals.

(d)	All other terms that are capitalized but not defined herein shall have the meaning ascribed to them in this Agreement.

2. Right of First Offer to Purchase. Offeror hereby grants to Offeree a right of first offer to purchase any ROFO Facility in accordance with the following:

(a) Offeror hereby agrees that neither Offeror nor any Affiliate thereof shall enter into any agreement with any third party for the purchase and/or sale of any ROFO Facility without first offering Offeree the right to purchase the ROFO Facility. If Offeror or any Affiliate thereof proposes to sell a ROFO Facility, Offeror or such Affiliate shall deliver notice thereof to Offeree (an “ROFO Notice”), which ROFO Notice shall set forth the material business terms of such proposal including, without limitation, Offeror’s or such Affiliate’s proposed sales price, the square footage of the ROFO Facility, the terms of any leases associated with the ROFO Facility, the proposed due diligence period, the proposed closing date, any deposit requirements, and other principal business terms. Offeree shall have the option (an “ROFO Facility Option”) to purchase the ROFO Facility, which Offeree shall exercise by delivering irrevocable notice to Offeror or Offeror’s Affiliate, as applicable (an “Acceptance Notice”), within ten (10) Business Days of the giving of the ROFO Notice, along with an agreement of sale to purchase the ROFO Facility, containing the operative terms and conditions set forth in this Section 2. The form of agreement shall be substantially similar to that which Offeree has previously negotiated with Offeror.

(b) If Offeree declines or fails to exercise its right of first offer within the period provided in Section 2(a) above (such failure being deemed a waiver of any such right), then Offeror or Offeror’s Affiliate, as applicable, shall thereafter be free to offer for sale (and sell) the ROFO Facility upon terms similar to those set forth in the ROFO Notice. However, if Offeror or such Affiliate is subsequently willing to sell the ROFO Facility on terms which are materially different from that set forth in the ROFO Notice, then Offeror or such Affiliate shall provide Offeree with a revised ROFO Notice in accordance with the terms of this Section 2 and Offeree shall have all of the same rights as set forth herein, except that Offeree must deliver an Acceptance Notice within five (5) Business Days of the giving of such revised ROFO Notice. Time shall be of the essence as to Offeree’s giving of any Acceptance Notice. The terms upon which Offeror or Offeror’s Affiliate, as applicable, is willing to sell the ROFO Facility shall be deemed materially different if the net effective sales proceeds shall be more than three percent (3%) less than the net effective sales proceeds set forth in the ROFO Notice.

3. Term. The term of this Agreement shall commence as of the date hereof and expire on the third (3rd) anniversary of the date of this Agreement.

4. Notices. Any notices or other communications permitted or required to be given hereunder shall be in writing, shall be delivered (a) personally, in which case notice shall be deemed delivered upon receipt or refusal of delivery, (b) by reputable overnight delivery service, in which case notice shall be deemed delivered on the date of deposit with such courier, or (c) by fax, in which case notice shall be deemed delivered upon the mechanical confirmation of delivery, and shall be addressed to the respective party as set forth in this Section 3. Notices on behalf of the respective parties may be given by their attorneys and such notices shall have the same effect as if in fact subscribed by the party on whose behalf it is given.

If to Offeror:	N.T. Brinkman, Inc. PMB 344 977 Seminole Trail Charlottesville, VA 22901-2824 Attention: Ben Ochs Telephone: (434) 293-8004 Telefax No.: (434) 293-6256

With Copies to:

Baker, Donelson, Bearman, Caldwell & Berkowitz

Baker Donelson Center

211 Commerce Street, Suite 800

Nashville, TN 37201

Attention: Kenneth P. Ezell, Jr.

Telephone: (615) 726-5721

Telefax No.: (615) 744-5721

If to Offeree:

CHP Partners, LP

c/o CHP Lifestyle Properties, Inc.

450 South Orange Avenue, Suite 1200

Orlando, Florida 32801

Attention: Tracey Bracco, Esquire

Telephone No.: (407) 540-7595

Facsimile No.: (407) 540-2544

With Copies to:	Lowndes, Drosdick, Doster, Kantor & Reed, P.A. 215 North Eola Drive Orlando, Florida 32801 Attention: William T. Dymond, Jr., Esquire Telephone No.: (407) 418-6414 Facsimile No.: (407) 843-4444

Such addresses may be changed by notice to the other parties given in the same manner as provided above. A party shall be deemed to have received a facsimile transmission on the date of transmission if sent prior to 5:00 PM EST, or the next Business Day after for any later transmission, when supported by transmission confirmation.

5. Confidentiality. The parties hereto agree to keep the terms and provisions of this Agreement confidential information; provided, however, that Offeree shall have the right to disclose the terms to: (a) its attorneys and prospective lenders related to the purchase of the same, or (b) third parties if such disclosure is required by an order of a court of competent jurisdiction or otherwise required by any applicable law (including, but not limited to, regulations and any other requirements promulgated by the U.S. Securities and Exchange Commission), provided that Offeree delivers reasonable advance notice thereof to Offeror.

6. Cross Default. Any default by Offeree under the Management Agreement which default remains uncured by Offeree after any notice or cure period applicable under the Management shall constitute a default by Offeree hereunder. In the event of any such default by Offeree hereunder, Offeror’s sole remedy shall be the right to terminate this Agreement, and each party shall be relieved of all obligations set forth herein arising from and after the date of such termination.

7. Miscellaneous.

(a) This Agreement represents the complete understanding between the parties as to the subject matter hereof, and supersedes all prior written or verbal negotiations or agreements as to the Assets, the condition thereof or any other matter whatsoever, made by any broker, agent, employee or other person representing or purporting to represent either party.

(b) No party shall be deemed to have waived the exercise of any right which it holds under this Agreement unless such waiver is made expressly and in writing. No delay or omission by any party in exercising any right shall be deemed a waiver of its future exercise. No waiver made as to any instance involving the exercise of any right shall be deemed a waiver as to any other instance, or any other right.

(c) This Agreement shall be given effect and construed by application of the law of the State of Tennessee.

(d) No determination that any provision of this Agreement is invalid or unenforceable in any instance shall affect the validity or enforceability of any other such provision, or that provision in any circumstance not controlled by such determination. Each provision shall be valid and enforceable to the fullest extent allowed by, and shall be construed wherever possible as being consistent with, applicable law.

(f) Time shall be of the essence of this Agreement.

(g) This Agreement may be signed in counterparts, all of which when taken together shall constitute the one and same original.

(h) The exchange of copies of this Agreement and of signature pages by facsimile transmission or electronic mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.

Signatures of the parties transmitted by facsimile or via electronic mail shall be deemed to be their original signatures for all purposes.

(i) Each party hereto hereby acknowledges that all parties hereto participated equally in the negotiation and drafting of this Agreement and that, accordingly, no court construing this Agreement shall construe it more stringently against one party than against the other.

(j) Neither party shall be permitted to assign any of its rights under this Agreement without first obtaining the prior written consent of the other party. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective affiliates, subsidiaries, successors and assigns in interest.

(k) Offeror and Offeree represent and warrant that neither has dealt with any broker or agent in the negotiation of this Agreement. Offeree agrees to indemnify and hold Offeror harmless from any and all costs or liability for compensation claimed by any broker or agent employed by Offeree or claiming to have been engaged by Offeree in connection with this Agreement. Offeror agrees to indemnify and hold Offeree harmless from any and all costs or liability for compensation claimed by any broker or agent employed by Offeror or claiming to have been engaged by Offeror in connection with this Agreement.

(l) Offeror and Offeree hereby represent and warrant to each other that all consents or approvals required for the execution, delivery and performance of this Agreement have been obtained and that each party (including its signatory) has the right and authority to enter into and perform its covenants contained in this Agreement.

(m) This Agreement shall not be amended or terminated, and no obligation of a party shall be waived, except by written instrument signed by the parties.

(n) If any legal action, suit or proceeding is commenced between the parties regarding their respective rights and obligations under this Agreement, the prevailing party shall be entitled to recover, in addition to damages or other relief, costs and expenses, attorneys’ fees and court costs (including, without limitation, expert witness fees). As used herein, the term “prevailing party” shall mean the party which obtains the principal relief it has sought, whether by compromise, settlement or judgment. If the party which commenced or instituted the action, suit or proceeding shall dismiss or discontinue it without the concurrence of the other party, such other party shall be deemed the prevailing party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

OFFEROR:

N.T. BRINKMAN, INC., a Virginia corporation

By:	/s/ Norman T. Brinkman
Name:	Norman T. Brinkman
Title:	President

OFFEREE:

CHP PARTNERS, LP, a Delaware limited partnership

By:	CHP GP, LLC, a Delaware limited partnership, its General Partner

	By:	CNL Healthcare Properties, Inc., a Maryland corporation, its Sole Member

		By:	/s/ Tracey B. Bracco
		Name:	Tracey B. Bracco
		Title:	Vice President

JOINDER AND CONSENT THERETO

BY THE FOLLOWING AFFILIATES OF OFFEREE:

CHP KNOXVILLE PLAZA A MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Name:	Tracey B. Bracco
Title:	Vice President

CHP KNOXVILLE PLAZA B MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Name:	Tracey B. Bracco
Title:	Vice President

CHP CENTRAL WING ANNEX MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Name:	Tracey B. Bracco
Title:	Vice President

CHP JEFFERSON COMMONS CONDO MOB OWNER, LLC,
a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Name:	Tracey B. Bracco
Title:	Vice President